Exhibit 99.2

Final Transcript
Conference Call Transcript

SUP - Q3 2006 Superior Industries Earnings Conference Call

Event Date/Time: Nov. 01. 2006 / 11:00AM ET
CORPORATE PARTICIPANTS
Jeff Ornstein
Superior Industries - CFO
CONFERENCE CALL PARTICIPANTS
Rob Hinchliffe
UBS - Analyst
Brett Hoselton
KeyBanc Capital Markets - Analyst
Chris Ceraso
Credit Suisse - Analyst
John Rogers
Citigroup - Analyst
Fritz von Carp
Sage Asset Management - Analyst
Jeff Linroth
Leaving It Better - Analyst
PRESENTATION
Operator
Good day.
Welcome to the Superior Industries third quarter earnings teleconference. For opening remarks, I would like to turn the call over to Mr. Jeff Ornstein. Please go ahead, sir.

Jeff Ornstein - Superior Industries - CFO
Good morning and good afternoon.
I guess it is still good morning for everybody.
Any comments made in this webcast are subject to the Safe Harbor for forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular significance at this time relate to global, competitive pricing, decline in production of cars and light trucks, and the successful completion of our strategic and operating plans. Please refer to the company’s 10-K for a complete write-up in this area.
For the third quarter, Superior reported a loss of $0.33 from continuing operations. Many unusual items were included in the third quarter results and I would like to just spend a moment and comment on the factors from an accounting perspective that need some clarification. The operation results actually came in around the street estimates reflecting the sharply lower and falling and volatile production schedules.
However, additional items impacted the quarter. We wrote down the Johnson City assets in anticipation of its closing in February ‘07 amounting to about $0.13 a share. In addition, the hard to forecast tax rate on the benefit negatively impacted our results. However, please keep in mind as you review these restructuring charges on our P & L that even though the actions we’re taking to rationalize our business are hurting short-term profitability, each is a cash positive event. The sale of the components business is over $20 million cash positive including some anticipated cash tax refunds. The Johnson City Tennessee shutdown will be cash positive even though it involves a noncash asset write-down. Our new Chihuahua, Mexico plant has consumed cash to build and start up but is very near becoming a significant cash generator. So that’s a significant turnaround item. Also, the idling of equipment due to plant capacity rationalization and subsequent transfer to other Superior plants will reduce future maintenance CapEx spending below depreciation which will again generate future free cash flow.
Key to understanding our third quarter financial results relate to trends in the auto industry. In my 23 years as Superior CFO, I cannot recall as sharp a reduction in production shipments on Superior programs without a strike or severe economic recession taking place. Third quarter, North American overall production was only down 9%. However, as you look into it further, domestic OEMs were down 14% with light trucks down 21% and several key truck platforms cuts of over 25%. These platforms included important Superior programs such as the Chrysler grand Cherokee Jeep, down 25%, and the Ford F-series down over 30%. In addition, the fourth quarter production schedule, with a 19% drop in light truck output, offers no relief. Modest truck inventory reductions, coupled with G.M.’s new pickup product launch, are the only positives I’m able to report here. To quote most analysts’ commentaries “suppliers overexposed to Chrysler, Ford and G.M. are expected to struggle.”
What is the company’s response to these industry conditions? In light of this reality that’s secular and structural as opposed to cyclical, we’re making important strides in our overall facility rationalization plans. In September, we announced the decision to close our Johnson City, Tennessee, manufacturing plant early next year. With over 500 employees, it was originally established for the Camaro Firebird business previously manufactured here in Van Nuys, California. Our Johnson City plant most recently has been producing wheels for Toyota and Nissan in addition to new G.M. business. We accelerated the announcement based on the recently announced cutbacks from our customers and to provide appropriate planning for our employees’ displacement. We’re working very diligently to provide placement services, state assisted programs, retention and severance payments, where appropriate to maintain our workforce through this transitional period. We are in full production at that plant in anticipation of transferring those remaining programs to our other facilities without interruption to our customer needs.
While most of the assets will be transferred to the other Superior facilities, the company did record a noncash pretax $4.3 million impairment of the $18 million net book value to reflect the estimated loss on liquidation of the assets not usable in Superior’s other facilities. The balance of the Johnson City machinery and equipment will also serve to reduce required future capital expenditures at our existing facilities. The sale of our component business at Heber springs, Arkansas is now completed, resulting in a positive cash flow in excess of $20 million, when considering tax refunds.
Our third quarter results included a $1.7 million pretax gain on the sale of the net assets of this business which, as you recall, were written down by a $34 million impairment charge in the fourth quarter of 2005. The net operating results of the component business through the date of sale or a slight pretax profit compared to an operating loss of $2.7 million in the third quarter a year ago. The profit improvement versus a year ago was due to a high level of reimbursed program development cost lower, depreciation expenses following the asset impairment that I referred to earlier and required accounting adjustments in connection with the sale.

Superior reported a consolidated loss from operations as unit shipments were down 16.5% compared to last year’s third quarter. Year-to-date, the company is down 13% in unit wheel shipments. This is the lowest quarterly shipment total in nearly eight years. And in fact, that was the last G.M. strike, about eight years ago in the third quarter, and the resulting cutbacks and shutdown actions taken in our manufacturing facilities were totally expensed in the third quarter. In addition, the third quarter expenses also included the preproduction cost of $3.4 million in connection with our third and state-of-the-art manufacturing facility in Mexico. We have expensed $6.8 million year-to-date related to the start-up of this facility. We expect to be in limited production in the fourth quarter with production ramp-up increasing throughout ‘07.
The Johnson City closing and our new Chihuahua plant opening will increase our low cost footprint. While this New Mexican facility is producing the projected 2.5 million wheels, the three Mexican plants will account for over 50% of our aluminum wheel manufacturing. The actions that we have already taken to improve the company’s profitability model, while extremely important, did not provide immediate relief to our bottom line performance. They do not, in the short term, resolve low utilization rates in the United States, our customers continued pricing demands or the shrinking market share of our major customers. Larger wheel size trends are continuing and we feel well positioned to take advantage of this market opportunity. Programs beyond the next year or two that are currently in design phases reflect a continuation of the demand for the larger wheel diameters. Superior is one of the few companies building new North American wheel capacity to accommodate these larger sizes, thus giving us a competitive advantage. Unfavorable ocean shipping costs of the larger wheels also puts new plants outside North America at a disadvantage on these key over-18 inch wheel programs.
Strategically, over the last year, the company has really accomplished a lot during this difficult industry environment. We have maintained our cash no borrowing position while constructing our new Mexican facility with most of the cash needs behind us, closed our chrome plating facility, cut way back on our Van Nuys wheel making capacity, planned for our Johnson City wheel plant to be closed in the first quarter of ‘07 and sold our unprofitable component business. These steps were accomplished while we maintain our leading position with our two main customers. Ford, where we were named the aligned business frame work strategic supplier, a select group of suppliers, and G.M., where we had our sixth consecutive year named supplier of the year and built increasing business with Chrysler, Toyota, Nissan and the other international OEs. We continue to analyze every aspect of our company’s business with the objective of becoming stronger, more cost-effective in the future. We continue to explore every opportunity for expansion around the globe that makes economic sense for the company’s profitable future.
I’ll review quickly some of the pertinent detailed accounting information. The OEM wheel sales were $174,288,000 for the 06 quarter compared to $178,289,000. The year to date numbers are $577,693,000 compared to 05’s $598,260,000. Those numbers reflect the two to three to four percent decline. However, because of the increased aluminum and larger wheel sizes, they are overcoming the 16.4% wheel shipment decline in the quarter and the 12.8% wheel shipment decline in the year-to-date numbers. Our utilization rates obviously were rather poor in the quarter, even compared to last year which were poor and our year-to-date utilization rates are poor and that’s the issue we’re really working on.
Our SG&A stays in wonderful control. However, keep in mind that we still have the new accounting rules related to the options. And we had some catch up on our audit fees which have increased due to Sarbanes-Oxley. As a result, our shareholders equity was $561,614,000 compared to $603,499,000, pretty much reflecting all of the impairment charges, noncash charges we’ve taken. Our current ratio is strong at 3.0 to 1. We have no long-term debt. Our weighted shares used for the quarter in ‘06 were 26,610,000, the same for 05, the same for year to date, slightly higher than 05 year to date, 26,623,000, and our actual shares are actually 26,610,000 in both years.
Depreciation and amortization for the quarter came in at $8.596 million compared to $10.992 million. That reduction, again, reflects those assets we wrote down. The year-to-date depreciation is at $29,202,000 compared to $32,902,000 and we’re still on target for about a $40 million depreciation for the year and that mainly will reflect the starting of depreciation of our new plant in Mexico in the fourth quarter.
Our Cap Ex is at $19,474,000 for the quarter, and $21 million last year. That brings us to a total CapEx for the year of $66,815,000 That reflects the $51 million spent on our new Mexican plant that we now have behind us. That compares to $65,781,000 a year ago.
Our interest income was at $1,356,000 compared to $1,331,000 for the quarter. And our equity venture in Hungary brought in $1,127,000 for the quarter compared to $1,645,000 of prior-year, and as we’ve discussed, we’ve had some delay in collecting some aluminum adjustments from our customers which we now have confirmed have come in the fourth quarter. We should get a little bit of a pickup there. Our Hungarian venture is $2.7 million compared to 4.0 million for the year to date numbers.
Our cash is at $83 million. That’s at the end of the quarter. Keep in mind the proceeds from the Heber Springs sale although recorded during the quarter, do not actually come into the company until after the quarter ends. We are predicting a much lower CapEx budget for next year. With the transfer of assets from Johnson City, coupled with simply finishing up phase two of our new Mexican plant, we could have a CapEx budget somewhere around $30 to $35 million for next year. So that our cash picture is going to improve significantly next year.

Going through the balance sheet, the cash is $83.1 million. Receivables, $147 million. Inventory is $109.7 million. Current assets of 16.9. For total current assets of 356.7. Property plan equipment, $311.6 million. Investments and other assets at $56.6 million. Total assets, $724.9. Accounts payable $69.2. Accrued expenses, $44.4. Income tax payable $6.7. Current deferred income taxes $23.6. Retirement, other liabilities, $19.4. Long-term, shareholders equity as I mentioned $561.6. It balances at $724.9. Working capital is very strong.
And with that, I’m available for any questions, Sara, that anyone wants to plug in to ask.
QUESTION AND ANSWER
Operator
Thank you.
[OPERATOR INSTRUCTIONS]
We’ll take our first question from Rob Hinchliffe with UBS.
Rob Hinchliffe - UBS - Analyst
Good morning, Jeff.
Jeff Ornstein - Superior Industries - CFO
Hi, Rob.
Rob Hinchliffe - UBS - Analyst
The Mexican plant, can you talk more about that. Do you think there will be start-up costs continuing in Q4 and is it booting up as expected so far? Any issues to talk about there?
Jeff Ornstein - Superior Industries - CFO
Yeah, I would say there’s no issues that aren’t normal for starting up a manufacturing plant this size. We don’t expect to have profit it the fourth quarter. Even though we might have limited revenues, clearly, we’ll have another quarter of expense greater than revenues. Revenues will be small.
I would say that like most manufacturing people you’ll talk to, when you get down to that final finishing or paint system, you’re talking about a system that involves both mechanical and electrical and programming and if one thing fails, it affects the entire system. So, it is quite a task and we’ve had, as you probably know, among the best companies in the world that install our paint systems. In the 22 years I’ve been here and I don’t know, nine or 10 or 11 plants we’ve started up since I’ve been here, this has been a common theme. Yes, we would have liked to have been up sooner. Our marketing people have some good size, large orders that they need. Large diameter wheel orders that they need filled and that plant is designed for that. Internally, we have a bit of a struggle here because we have these large orders but to be honest, the plant is coming along just fine and nothing out of the ordinary.
Rob Hinchliffe - UBS - Analyst
Ok. You mentioned Hungary, aluminum price recovery in Q4. What kind of magnitude are we talking about?
Jeff Ornstein - Superior Industries - CFO
I would say it is several hundred thousand dollars. Maybe half a million dollars.
Rob Hinchliffe - UBS - Analyst
So, that operation still is - even adding that back, still down significantly year over year.
Jeff Ornstein - Superior Industries - CFO
Well, you know, Europe is suffering from the same or worse phenomena that the U.S. is with pricing. We’re a niche player, as you know. We don’t have a tremendous amount of leverage. We’re thought of as a good supplier. But again, as you recall, we expanded that capacity in anticipation of some new business. And right about that time, pricing became bloody. We weren’t in the mood to give away business. So, we are suffering with some capacity absorption issues ever since we expanded that plant. Again, it helps to — as we’ve talked about before, serve as a contingency plan, if you will, for back fill, if we close down plants here in the U.S. and need an open spot for capacity, we’ll use that.

Rob Hinchliffe - UBS - Analyst
And I guess last one, Q4. You didn’t comment on that. Thoughts relative to consensus or do you think Q4 will be a loss?
Jeff Ornstein - Superior Industries - CFO
That’s a good question. I guess I can repeat the comments I made to you. They relate to two things. One is you, you as an auto analyst knows what the customers are saying in terms of their production schedules. B, all of the actions were taken, really don’t give us a boost in short-term profitability. So, without — I don’t mean to be snide but we’re not focused on short-term earnings. That’s the reason why I’m no longer giving short-term earnings forecast. I think to study and analyze the company, we really need to take the posture what are we doing to fix this thing fundamentally for the longer term. Our earnings will be an issue for the short term continuing into the fourth quarter and obviously as Ford announces the cuts for the first half of the year, we’ll probably continue to struggle. Now, offsetting is that is we do have a good launch on the GMT900 pickup trucks. We do have some new business coming over from Amcast, as you know. But it seems that right now, all of that is being offset by our horrible plant utilization numbers, et cetera.
Rob Hinchliffe - UBS - Analyst
Ok. Thanks, Jeff.
Jeff Ornstein - Superior Industries - CFO
I don’t believe we’ll be in the black in the fourth quarter.
Rob Hinchliffe - UBS - Analyst
Ok. Appreciate it.
Operator
Our next question comes from Brett Hoselton with KeyBanc.
Brett Hoselton - KeyBanc Capital Markets - Analyst
Hey, Jeff. It’s Brett. How are you?
Jeff Ornstein - Superior Industries - CFO
Good morning. Long time no see.
Brett Hoselton - KeyBanc Capital Markets - Analyst
I know. Can you just walk through very briefly the one-time items that you see as unusual here in the quarter. I mean obviously the Johnson City is very apparent. Can you talk about any of the other items again? I apologize, I just missed the start of the call.
Jeff Ornstein - Superior Industries - CFO
Yeah,, no problem.
We basically had, you know — we had start-up in Mexico. We had the Johnson City. So, if you kind of look at those, Johnson City is very apparent but the other kind of counting thing you have to do is tax rate is a new phenomena these days.
What the accounting people have tried to do is, you know, back when we did accounting, we used to put a reserve in for tax and put it aside. And not worry about it. Today, it is a very scientific thing and most companies are, in fact, reporting, you know, unusual tax events, ok, if you will. And so what happens is where we have a loss this it quarter, if you look at the tax rate, the benefit from it, is 25% or so. Whereas one might expect 35% or 40% benefit because that’s the statutory rate considering federal and state. We don’t get that benefit due to all of the factors. Quickly, if you add $100 million of profit and you had a $1 million of permanent differences, you can see where that doesn’t mean much to your tax rate but if you have $10 million of profit or a loss and you have $1 million of permanent differences, it affects your rate very seriously. So, if it you put a theoretical tax benefit rate on there, you’ll see that that kind of makes up the difference from what you’ve been expecting.
And as far as the expectations go, you know that the accounting rules change in terms of the shutdown so this year, where we took a full three weeks at most plants and several other days, we had to record that or expense that in the third quarter. We’ve never done that before. That’s always been in our overheard rates to the extent we had a plant shutdown, we could put that in our overhead rate all during the year.
Brett Hoselton - KeyBanc Capital Markets - Analyst
And then next year, you talked about cash flow improving into next year. Can you quickly run through the items that you think will drive some of that cash flow improvement?

Jeff Ornstein - Superior Industries - CFO
I think it is pretty straightforward. I’m not making an income forecast so we’ll put that aside but we clearly have projected $40 million of depreciation. So, even if we break even let’s say at the worst case which is not a projection. We’re just talking about cash. We’ll have $40 million of depreciation. We’ll have a 20 or so — $25 million or $30 million CapEx and that will allow the remaining moneys to pay the dividend. So, and we’ve got a good size inventory right now, trying to balance our production needs of each of our plants and our shutdowns and keep our customers happy. That will also generate cash. Working capital won’t be an impact. Despite the fact the company is reporting bad financial results, cash flow remains strong.
Brett Hoselton - KeyBanc Capital Markets - Analyst
Great. Thank you so much, Jeff.
Operator
Our next question comes from Chris Ceraso with Credit Suisse First Boston.
Chris Ceraso - Credit Suisse - Analyst
Thanks. Good morning, Jeff.
Jeff Ornstein - Superior Industries - CFO
Hi, Chris.
Chris Ceraso - Credit Suisse - Analyst
So, as it relates to the fourth quarter, can you just help me understand how we net out in terms of volume between new business coming on in Mexico on the one side and the GMT truck as a positive, and then all of the cuts at Ford and Chrysler on the other side?
Jeff Ornstein - Superior Industries - CFO
Overall down between 8% and 10% for the quarter in volume.
Chris Ceraso - Credit Suisse - Analyst
8% to 10%. Ok. In the third quarter, how much did aluminum price increases help the top line?
Unidentified Company Representative - Superior Industries
About 13 -
Jeff Ornstein - Superior Industries - CFO
about 13%.
Chris Ceraso - Credit Suisse - Analyst
Was it roughly equivalent in terms of cost? I know there’s timing issues on that.
Jeff Ornstein - Superior Industries - CFO
There’s always timing issues so it is difficult to say.
Chris Ceraso - Credit Suisse - Analyst
So, you can’t really just aggregate that.
Jeff Ornstein - Superior Industries - CFO
We would rather not analyze that as a specific item. As I’ve said in the past, it is not a significant factor in analyzing Superior. It is no more than a couple of pennies a share in any particular quarter, except when you get where, you know, we talked about it in the second quarter, in April or May, the aluminum shot up almost immediately for a short period of time. When that happens, you get caught immediately because your pricing doesn’t go up for awhile. Once your pricing goes up and things stabilize, you’re able to catch up on that.
Chris Ceraso - Credit Suisse - Analyst
Ok. Now, the Mexican start-up cost, was that more than you thought it would have been heading into the quarter? How was that relative to —?
Jeff Ornstein - Superior Industries - CFO

Well, it is more than we thought it would have been because we were aggressive here internally hoping to get production out of that plant in this quarter. So, we were kind of hoping for a better result there as we started the quarter but then, as I said, we came across what we normally come across in all of our plants, which is finalizing the finishing system. You know, as you know, the customers require certain testing and environmental and you know, qualifications that take time. And that’s what we’re doing now.
Chris Ceraso - Credit Suisse - Analyst
With the beginning of quarter on the last call when you said had you guided to loosely a loss for the quarter, were you expecting no preproduction cost or an amount smaller than what you’ve experienced.
Jeff Ornstein - Superior Industries - CFO
Slightly smaller. There still would have been expenses overtaking revenue in the third and fourth quarter.
Chris Ceraso - Credit Suisse - Analyst
The last one, after you’re ramped up here and you’ve got 50% of your volume coming out of Mexico, how much more whether in terms of units or numbers of plants, do you think you have to close in the U.S. to get the utilization up? Let’s assume volume stays where it is.
Jeff Ornstein - Superior Industries - CFO
It is premature to say.
When volume stays where it is, that’s a difficult question. If things turn down sharply, we’ll continue to take to those actions necessary. We’re hoping that doesn’t happen. We’ve taken quite a bit of action now. We would rather not comment on the future because it is really unknown. We’re ready to take whatever actions are necessary to make the company profitable and fix this structural problem.
Chris Ceraso - Credit Suisse - Analyst
Ok. Thanks, Jeff.
Operator
Our next question comes from John Rogers with Citigroup.
John Rogers - Citigroup - Analyst
Good morning, Jeff.
Jeff Ornstein - Superior Industries - CFO
Hi, John.
John Rogers - Citigroup - Analyst
I was just wondering, when you look at, the volume was down, you said unit volume was down 16%, what was the - in terms of new units, what percentage or what was the number of new units that you added this quarter and you know, as you look at your book of business, what does that look like going forward?
Jeff Ornstein - Superior Industries - CFO
It wasn’t really significant because the real big unit start-up was the G.M. pickup truck. A lot of the new business we took off from Amcast is starting here in the fourth. There wasn’t a big number of net new units if that’s what you’re asking.
John Rogers - Citigroup - Analyst
How many units have you gotten from Amcast? Can you tell us?
Jeff Ornstein - Superior Industries - CFO
Not really. Because the population of Amcast was around a million units. We thought we were going to get 700,000 which is what I originally reported. A lot of that hasn’t materialized in terms of ordering patterns, etc. etc. So, we would rather not comment any further except to say it is not nearly that high.
John Rogers - Citigroup - Analyst
Now, is the pricing of these units more attractive than some of your base business pricing or is it about the same?
Jeff Ornstein - Superior Industries - CFO

I’m not going to comment on program pricing individually. I would simply say that, repeat our philosophy which is we’ll not take on business unless it makes sense for this company. That’s as far as we’ll comment on pricing.
John Rogers - Citigroup - Analyst
Then finally, more of a longer term big picture question. Where do you think that once the Mexican plants - once you finish all of the actions that you’ve announced, where do you think on a unit volume basis your break even level is?
Jeff Ornstein - Superior Industries - CFO
It is too - it is difficult or impossible to calculate right now with so many things going on. I would defer that question until probably middle of next year. There’s so much going on right now. That, you know, I would say the third quarter because of the shutdowns, because of the 16.5% decline. We still didn’t lose all that much money from an operating point of view. Our break evens are pretty low volume - with a 16.5% decline, we really only lost about $0.10 from operations per share. That’s really not significant, about a break even situation.
John Rogers - Citigroup - Analyst
Ok. Thanks, Jeff.
Operator
We’ll take our next question from Fritz von Carp.
Fritz von Carp - Sage Asset Management - Analyst
Good morning, gentlemen. I had a question about the - pardon me, I had a question about one of the charges in the quarter. You said you had some expense to write off costs to start up the plant. I’m just - help me understand how - why you write off expenses of the new plant. I would have thought those would be capitalized and held as, depreciated over time.
Jeff Ornstein - Superior Industries - CFO
It is a good question. There’s two definite patterns of expense, if you will. One is the machinery and equipment that you see. The hard machinery and equipment. The cost to install and put it into service. That’s clearly a capital item. It appears on our balance sheet as a fixed asset.
Then, when you start up a plant this complicated and this large, you don’t just bring in a work force of several hundred people on day one. You need to bring those people in advance and start testing, start running materials through. Stocking up your supply rooms, etc. Bringing in supplies. Bringing in it wheels to samples, to produce, but not ship. So, all of those expenses are what you would refer to as start-up expenses.
In the good ole days, probably going back 10 or 15 years, you would defer those and record them and match them against the future revenue. Accounting being conservative and concerned said ok, we’re going to expense those immediately.
Fritz von Carp - Sage Asset Management - Analyst
It wasn’t really a write-off. It was an area of expense.
Jeff Ornstein - Superior Industries - CFO
I think you’re right. Write-off is not a bad term but I want to make it clear it did charge against the P & L of the company.
Fritz von Carp - Sage Asset Management - Analyst
Yeah, I understand. Thank you.
Jeff Ornstein - Superior Industries - CFO
You’re welcome.
Operator
Our next question comes from Jeff Linroth from Leaving It Better LL.
Jeff Linroth - Leaving It Better - Analyst
Good morning, gentlemen.
Jeff Ornstein - Superior Industries - CFO
Yes.
Jeff Linroth - Leaving It Better - Analyst
My first question is how would you characterize things as far as working with the foreign manufacturers. Any progress in that area?

Jeff Ornstein - Superior Industries - CFO
Yeah, I think our relationships are excellent. If you follow the company for awhile, we really came from no business at all in the international arena. We used to have G.M. and Ford over 90% of our business. We’ve now increased that to almost 14%. We feel very strong that there is a lot of new programs coming in.
Keep in mind that the foreign manufacturers like to do business with their own foreign-owned companies that they own that make wheels but we have excellent relationships with Toyota and Nissan and we continue to aggressively market in those areas and we have a projection that those businesses will increase.
Jeff Linroth - Leaving It Better - Analyst
Ok. Second question is regarding the cost of a barrel of oil and fuel and so on, it is not a direct input for you but when we have big swings in that, how do you see that affecting your business if it swings in either direction?
Jeff Ornstein - Superior Industries - CFO
Energy is certainly a large component of our cost. I’ve said in the past about 5%. That’s not all gas. There’s gas, electric and water in our utility factors. But clearly, it is something that’s been affecting us and we’re not able in that case to pass through to our customer so it is something we struggle with all the time and as we’ve commented or disclosed in the past, we do have contracts to lock in the price of energy when we feel it is affordable. Because, as you know, that kind of thing does gyrate quite a bit. When we get into winter time, residential people use the oil and the price goes up. We try to lock in our prices as much as we can without exposing the company. We do it as an insurance policy to say it is at a rate that we can afford and in our cost of goods sold, so we lock up some energy contracts in advanced. That’s disclosed in the financials.
Jeff Linroth - Leaving It Better - Analyst
Ok. Thanks very much.
Jeff Ornstein - Superior Industries - CFO
You’re welcome.
Operator
[OPERATOR INSTRUCTIONS]
At this time, it does appear we have no further questions. I’ll turn the call back over to you.
Jeff Ornstein - Superior Industries - CFO
Thanks very much. Everybody have a great day.
Operator
Once again, that does conclude today’s conference. Thank you for your participation, and have a nice day.